Exhibit 99.1

THE MACGREGOR GROUP, INC.

Consolidated Financial Statements

Table of Contents

Page
Independent Auditors’ Report	1
Consolidated Balance Sheets as of September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003 (restated)	2
Consolidated Statements of Operations for the nine-months ended September 30, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and December 31, 2003 (restated)	3
Consolidated Statements of Convertible Preferred Stock, Convertible Common Stock, and Stockholders’ Deficit for the nine-months ended September 30, 2005 (unaudited) and the years ended December 31, 2004 and December 31, 2003 (restated)	4
Consolidated Statements of Cash Flows for the nine-months ended September 30, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and December 31, 2003 (restated)	6
Notes to Consolidated Financial Statements as of September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003 (restated)	7 - 28

Independent Auditors’ Report

The Board of Directors and Stockholders
The MacGregor Group, Inc.:

We have audited the accompanying consolidated balance sheets of The MacGregor Group, Inc. and its subsidiaries (the Company) as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, convertible preferred stock, convertible common stock, and stockholders’ deficit, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The MacGregor Group, Inc. and its subsidiaries as of December 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 14, the December 31, 2003 consolidated financial statements have been restated.

As discussed in note 15, Investment Technology Group, Inc., a provider of technology-based equity trading services and transaction research, completed their acquisition of the Company on January 3, 2006.

December 16, 2005, except for note 15,
   which is as of January 3, 2006

Exhibit 99.1

THE MACGREGOR GROUP, INC.
Consolidated Balance Sheets
(In thousands, except share and per-share data)

	September 30,	December 31
	2005	2004	2003
	(Unaudited)		(Restated)
Assets
Current assets:
Cash and cash equivalents (note 2(e))	$11,687	3,877	3,230
Accounts receivable, net of allowance for doubtful accounts of $158 (unaudited), $110, and $240, respectively	7,507	5,478	5,087
Deferred tax asset, net (note 10)	3,786	6,536	—
Prepaid expenses and other current assets	1,619	1,444	1,018
Other investments (note 3)	1,523	1,417	—
Total current assets	26,122	18,752	9,335
Fixed assets, net (note 4)	3,328	4,050	4,666
Goodwill (note 2(h))	6,511	6,511	6,511
Capitalized internal use software costs (note 2(i))	1,573	1,726	540
Deferred tax asset, net (note 10)	2,705	3,814	—
Other investments, at fair value (note 3)	—	—	568
Other assets	345	484	346
Total assets	$40,584	35,337	21,966
Liabilities, Convertible Series A Preferred Stock,
Convertible Common Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$466	678	2,242
Accrued expenses (note 5)	8,643	9,967	5,946
Deferred revenue (note 2(c))	3,770	3,639	3,447
Current portion of capital lease obligations	—	33	554
Short-term debt (note 6)	—	—	159
Total current liabilities	12,879	14,317	12,348
Capital lease obligations, net of current portion	—	16	179
Other liabilities	300	287	297
Total liabilities	13,179	14,620	12,824
Convertible preferred stock and convertible common stock (note 7):
Series A preferred stock, $0.01 par value. Authorized 584,287 shares; issued and outstanding 581,565 shares at September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003 (liquidation preference $62,481, $62,481, and $64,100, respectively)	31,633	31,633	31,633
Class B common stock, $0.01 par value. Authorized, issued, and outstanding 111,111 shares at September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003 (liquidation preference $4,654, $4,365, and $4,372, respectively)	3,000	3,000	3,000
Class C common stock, $0.01 par value. Authorized 92,593 shares; issued and outstanding 79,426 shares at September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003 (liquidation preference $3,190, $2,996, and $2,937, respectively)	2,066	2,066	2,066
Total convertible preferred and common stock	36,699	36,699	36,699
Commitments and contingencies (note 11)
Stockholders’ deficit (note 7):
Class A common stock, $0.01 par value. Authorized 20,000,000 shares; issued 7,461,288, 7,460,100, and 7,422,600 shares; and outstanding 7,411,288, 7,410,100, and 7,372,600 shares at September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003, respectively	74	74	74
Treasury stock, 53,812 common shares at September 30, 2005 (unaudited), and 50,000 common shares at December 31, 2004, and December 31, 2003, respectively, at cost (note 7)	—	—	—
Additional paid-in capital	601	—	4,434
Accumulated other comprehensive income	(1)	68	10
Accumulated deficit (note 14)	(9,478)	(15,834)	(31,630)
Deferred compensation	(490)	(290)	(445)
Total stockholders’ deficit	(9,294)	(15,982)	(27,557)
Total liabilities, convertible Series A preferred stock, convertible common stock, and stockholders’ deficit	$40,584	35,337	21,966

See accompanying notes to consolidated financial statements.

THE MACGREGOR GROUP, INC.
Consolidated Statements of Operations
(In thousands)

	September 30		December 31
	2005	2004	2004	2003
	(Unaudited)			(Restated)
Revenue (note 2(c)):
Software licenses and network	$34,371	29,862	40,408	34,760
Transaction based	4,088	2,922	4,258	2,733
Professional services	1,460	1,599	1,931	4,135
Total revenue	39,919	34,383	46,597	41,628
Costs of revenue:
Software licenses and network	15,069	13,360	17,120	18,887
Transaction based	875	942	1,284	963
Professional services	2,359	2,884	3,748	4,255
Total costs of revenue	18,303	17,186	22,152	24,105
Gross profit	21,616	17,197	24,445	17,523
Operating expenses:
Research and development (note 2(j))	4,424	4,627	5,951	5,850
Selling and marketing	5,100	4,934	6,347	6,053
General and administrative	4,043	4,908	6,524	6,517
Total operating expenses	13,567	14,469	18,822	18,420
Income (loss) from operations	8,049	2,728	5,623	(897)
Interest expense	(32)	(86)	(114)	(295)
Interest income	71	31	48	65
Other income (note 3)	3,004	829	829	42
Income (loss) before income tax	11,092	3,502	6,386	(1,085)
Income tax (benefit) expense (note 10)	4,736	(10,105)	(9,900)	53
Net income (loss)	$6,356	13,607	16,286	(1,138)

See accompanying notes to consolidated financial statements.

THE MACGREGOR GROUP, INC.
Consolidated Statements of Convertible Preferred Stock,
Convertible Common Stock, and Stockholders’ Deficit
(In thousands, except share data)

Convertible preferred stock and convertible common stock
	Series A				Class C
	convertible		Class B convertible		convertible
	preferred stock		common stock		common stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2002, as restated (note 14)	581,565	$ 31,633	111,111	$ 3,000	79,426	$ 2,066
Issuance of Class A common stock in connection with the exercise of employee stock options	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—
Unrealized loss on securities available for sale	—	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—
Net loss, as restated (note 14)	—	—	—	—	—	—
Balance at December 31, 2003, as restated (note 14)	581,565	31,633	111,111	3,000	79,426	2,066
Issuance of Class A common stock in connection with the exercise of employee stock options	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—
Unrealized gains on securities available for sale	—	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—
Dividend payment	—	—	—	—	—	—
Net income	—	—	—	—	—	—
Balance at December 31, 2004	581,565	31,633	111,111	3,000	79,426	2,066
Issuance of Class A common stock in connection with the exercise of employee stock options (unaudited)	—	—	—	—	—	—
Repurchase of common stock (unaudited)	—	—	—	—	—	—
Deferred compensation related to stock option grants to employees (unaudited)	—	—	—	—	—	—
Stock-based compensation (unaudited)	—	—	—	—	—	—
Unrealized gains on securities available for sale (unaudited)	—	—	—	—	—	—
Cumulative translation adjustment (unaudited)	—	—	—	—	—	—
Dividend payment (unaudited)	—	—	—	—	—	—
Net income (unaudited)	—	—	—	—	—	—
Balance at September 30, 2005 (unaudited)	581,565	$ 31,633	111,111	$ 3,000	79,426	$ 2,066

THE MACGREGOR GROUP, INC.
Consolidated Statements of Convertible Preferred Stock,
Convertible Common Stock, and Stockholders’ Deficit (Continued)
(In thousands, except share data)

	Stockholders’ deficit
				Accumulated
	Class A		Additional	other			Treasury Stock		Total
	common stock		paid-in	comprehensive	Accumulated	Deferred	(note 7)		stockholders’	Comprehensive
	Shares	Par Value	capital	(loss) income	deficit	compensation	Shares	Par value	deficit	income
Balance at December 31, 2002, as restated (note 14)	7,421,100	$ 74	4,598	(1)	(30,492)	(888)	50,000	—	(26,709)	—
Issuance of Class A common stock in connection with the exercise of employee stock options	1,500	—	6	—	—	—	—	—	6	—
Stock-based compensation	—	—	(170)	—	—	443	—	—	273	—
Unrealized loss on securities available for sale	—	—	—	(3)	—	—	—	—	(3)	(3)
Cumulative translation adjustment	—	—	—	14	—	—	—	—	14	14
Net loss, as restated (note 14)	—	—	—	—	(1,138)	—	—	—	(1,138)	(1,138)
Balance at December 31, 2003, as restated (note 14)	7,422,600	74	4,434	10	(31,630)	(445)	50,000	—	(27,557)	(1,127)
Issuance of Class A common stock in connection with the exercise of employee stock options	37,500	—	141	—	—	—	—	—	141	—
Stock-based compensation	—	—	(78)	—	—	155	—	—	77	—
Unrealized gains on securities available for sale	—	—	—	2	—	—	—	—	2	2
Cumulative translation adjustment	—	—	—	56	—	—	—	—	56	56
Dividend payment	—	—	(4,497)	—	(490)	—	—	—	(4,987)	—
Net income	—	—	—	—	16,286	—	—	—	16,286	16,286
Balance at December 31, 2004	7,460,100	74	—	68	(15,834)	(290)	50,000	—	(15,982)	16,344
Issuance of Class A common stock in connection with the exercise of employee stock options (unaudited)	5,000	—	27	—	—	—	—	—	27	—
Repurchase of common stock (unaudited)	(3,812)	—	(21)	—	—	—	3,812	—	(21)	—
Deferred compensation related to stock option grants to employees (unaudited)	—	—	595	—	—	(595)	—	—	—	—
Stock-based compensation (unaudited)	—	—	—	—	—	395	—	—	395	—
Unrealized gains on securities available for sale (unaudited)	—	—	—	12	—	—	—	—	12	12
Cumulative translation adjustment (unaudited)	—	—	—	(81)	—	—	—	—	(81)	(81)
Dividend payment (unaudited)	—	—	—	—	—	—	—	—	—	—
Net income (unaudited)	—	—	—	—	6,356	—	—	—	6,356	6,356
Balance at September 30, 2005 (unaudited)	7,461,288	$ 74	601	(1)	(9,478)	(490)	53,812	—	(9,294)	6,287

See accompanying notes to consolidated financial statements.

THE MACGREGOR GROUP, INC.
Consolidated Statements of Cash Flows
(In thousands)

	September 30		December 31
	2005	2004	2004	2003
	(Unaudited)			(Restated)
Cash flows from operating activities:
Net income (loss)	$6,356	13,607	16,286	(1,138)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,729	1,577	2,077	2,117
Amortization of deferred revenue relating to warrants received	(62)	(131)	(174)	(150)
Gain on sale of investment	(2,764)	—	—	—
Change in fair value of warrants received	—	(849)	(849)	—
Stock-based compensation	395	957	77	273
Provision (reversal of provision) for bad debts	49	38	(111)	365
Change in operating assets and liabilities:
Accounts receivable, net	(2,079)	(1,438)	(280)	76
Current deferred tax asset, net	2,750	(6,674)	(6,536)	—
Prepaid expenses and other current assets	(175)	(628)	(427)	238
Noncurrent deferred tax asset, net	1,109	(3,890)	(3,814)	—
Other assets	139	(19)	(137)	(608)
Accounts payable	(212)	(1,405)	(1,564)	(26)
Accrued expenses	(1,324)	3,977	4,021	238
Deferred revenue	193	34	367	(663)
Other liabilities	14	(17)	(11)	37
Net cash provided by operating activities	6,118	5,139	8,925	759
Cash flows from investing activities:
Exercise of warrants	(735)	—	—	—
Proceeds from sale of investment	3,393	—	—	—
Purchases of fixed assets	(573)	(1,306)	(1,468)	(416)
Capitalized internal use software costs	(241)	(688)	(1,126)	(569)
Net cash provided by (used in) investing activities	1,844	(1,994)	(2,594)	(985)
Cash flows from financing activities:
Principal payments on capital lease obligations	(49)	(569)	(684)	(755)
Principal payments on short-term debt	—	(159)	(159)	(149)
Repayments of amounts due to Merrin Shareholders	—	—	—	(292)
Proceeds from the exercise of employee stock options	27	—	141	6
Repurchase of common stock	(21)	—	—	—
Payment of dividend	—	—	(4,987)	—
Net cash used in financing activities	(43)	(728)	(5,689)	(1,190)
Effect of exchange rate changes on cash and cash equivalents	(109)	132	5	14
Net increase (decrease) in cash and cash equivalents	7,810	2,549	647	(1,402)
Cash and cash equivalents, beginning of period	3,877	3,230	3,230	4,632
Cash and cash equivalents, end of period	$11,687	5,779	3,877	3,230
Supplemental disclosure of cash flow information:
Interest paid	$34	85	113	295
Income taxes paid	262	198	316	78
Supplemental disclosure of noncash investing and financing activities:
Additions of capital lease obligations	—	—	—	286

See accompanying notes to consolidated financial statements.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(1) Nature of the Business

The MacGregor Group, Inc. and subsidiaries (the Company) develops, markets, distributes, and sells trade order management software/services and connectivity solutions for institutional investment managers, brokers, hedge funds, pension plans, mutual fund companies, and trust companies throughout the United States, Europe, and the Far East.

The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, competition from substitute products and larger companies, protection of proprietary technology, and dependence on key individuals.

(2)          Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of these consolidated financial statements are as follows:

(a)         Basis of Presentation

The consolidated financial statements include the accounts of The MacGregor Group, Inc. and its wholly owned subsidiaries Blackwatch Brokerage, Inc., MacGregor Solutions, S.L., and MacGregor UK Limited (collectively, the Company). All intercompany accounts and transactions have been eliminated in consolidation.

Blackwatch Brokerage, Inc. (Blackwatch) is a registered broker-dealer under the Securities and Exchange Act of 1934, and acts as an introducing broker whose accounts are cleared and carried by other broker-dealers on a fully disclosed basis. Blackwatch was incorporated in the State of Delaware on March 3, 1999, and commenced operations on December 23, 1999 subsequent to the grant of its application to the National Association of Securities Dealers, Inc. (NASD). Blackwatch is subject to minimum net capital requirements of the Securities and Exchange Commission’s Rule 15c3-l (the Rule). Under the Rule, Blackwatch is required to maintain “net capital” equal to the greater of $5,000 or 6-2/3% of “aggregate indebtedness” (a maximum ratio of 15 to 1) as those terms are defined by the Rule. At September 30, 2005, December 31, 2004, and December 31, 2003, Blackwatch’s regulatory net capital of $2,485,326, $1,295,917, and $1,705,205, respectively, exceeded its required net capital of $116,854, $62,140, and $80,499, respectively. “Aggregate indebtedness” was approximately $1,752,805, $932,110, and $1,207,486 at September 30, 2005, December 31, 2004, and December 31, 2003, respectively, resulting in a ratio of “aggregate indebtedness” to “net capital” of approximately 71%, 72%, and 71%, respectively. Blackwatch is exempt from the provisions of the Securities and Exchange Commission’s Rule 15c3-3 under paragraph (k)(2)(ii) thereof.

(b)          Unaudited Interim Financial Information

The consolidated financial statements for the interim nine-months ended September 30, 2005 and 2004 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year or any other future period.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(c)           Revenue Recognition

The Company derives its revenue principally from time-based software licenses, network activity, transaction components, and to a lesser extent professional services.

The Company recognizes revenues relating to its bundled software arrangements in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). For multiple element arrangements that include the licensing of time-based software licenses with post-contract support, network and consulting, the Company allocates revenue to the various elements of the arrangements based upon their respective fair values, supported by vendor-specific objective evidence for each individual element.

The Company has determined that for software arrangements which include consulting services, the software element does not require significant production, modification or customization of the software.

Revenues from software arrangements are recognized when: (i) a signed noncancelable software license agreement exists, (ii) delivery has occurred, (iii) the license fee is fixed and determinable, (iv) collectability is probable, and (v) all other criteria of SOP 97-2 have been met.

Deferred revenues represent amounts received from customers in advance of revenue being recognized, typically related to our time-based license and network services revenue.

Software Licenses and Network

Time-based software licenses are entered into with customers with post-contract support maintenance for a contractual period, typically for one to five years initially, with annual renewals thereafter. Revenue from time-based software licenses with maintenance is recognized ratably over the contractual life of the licenses.

Network revenue from providing a private value-added electronic communication network to customers and brokers is recognized monthly over the term of the contract.

Transaction Based

Transaction-based revenue arrangements provide for transaction or execution services, which are comprised of usage or transaction-based fees for client trades executed through certain third-party electronic execution trading venues. Revenue from transaction-based arrangements is recognized as earned.

The Company also earns brokerage revenue from commissions aggregated by Blackwatch across clearing firms to satisfy third-party soft dollar obligations of institutional customers and other institutional firms. Brokerage revenue is reported net of payments to clearing brokers on a trade-date basis.

Professional Services

Professional services generally consist of implementation and configuration assistance and training. When professional services are sold as part of an arrangement that includes software, such professional services are generally recognized separately from the software.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

For arrangements to provide services on a time and materials basis, professional services revenue is recognized as the services are performed. For arrangements to provide services on a fixed price basis, professional services revenue is recognized on the percentage of completion method of contract accounting based on the ratio of labor costs incurred to estimated total labor costs. Adjustments to cost estimates are made in the period in which the facts that require such revisions become known. When the estimate indicates a loss, such loss is provided for currently in its entirety.

In the event an arrangement includes refundability provisions, customer acceptance clauses or promises for specific product deliverables still under development, revenue is deferred until such acceptance occurs or the specified products have been delivered.

(d)          Fair Value of Financial Instruments

The carrying amounts of accounts receivable, other investments, accounts payable, accrued expenses and deferred revenue approximate fair value due to the short maturity of these instruments. The carrying amount of the Company’s short-term debt at December 31, 2003 approximated fair value based on available quoted rates of similarly structured debt facilities.

(e)           Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash primarily in money market funds. These investments are subject to minimal credit and market risks.

(f)            Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company does not believe that such amounts are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. Management does not believe that the Company is exposed to any material credit losses.

(g)          Fixed Assets

Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Capital leases and leasehold improvements are generally amortized over the lesser of the lease life or the estimated useful life of the asset. In situations where the ownership of the asset transfers to the Company at the end of the lease term, capital leases are amortized over the estimated useful life of the asset. Upon retirement or sale, the costs of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Maintenance and repair costs are charged to expense as incurred. Estimated useful lives generally range from three to seven years.

(h)         Goodwill

Goodwill consists of the excess of purchase price over net identified assets acquired from the business combination transaction during May 1999 in which we acquired Merrin Financial. The Company follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

No. 142). Under SFAS No. 142, goodwill is no longer amortized and is subject to annual impairment testing. In addition, SFAS No. 142 includes reassessment of the useful lives of existing recognized intangibles, and the identification of reporting units for purposes of assessing potential future impairments of goodwill.

During 2005 and 2004, the Company concluded that there were no changes in events, facts or circumstances that would indicate the carrying value of goodwill was impaired. The Company tested goodwill for impairment on December 31, 2004 and December 31, 2003, the results of which indicated that the carrying value of goodwill did not exceed its fair value. Accordingly, the Company concluded that no impairment existed as of those dates.

(i)            Capitalized Internal Use Software Development Costs

Capitalized internal use software costs consist of costs incurred in the development of the Company’s MacGregor Post Trade (MPT) Solution. Such costs consist of internal and external consulting costs for the design, deployment and enhancement of the Company’s technology. The Company capitalizes such costs under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). Under SOP 98-1, costs of internal use software are expensed during the preliminary project and post-implementation stages. Costs are capitalized during the application development stage. Capitalization ends when the project is substantially complete and the software is ready for its intended use. Capitalized internal software costs at September 30, 2005, December 31, 2004, and December 31, 2003 consisted of costs to develop a new product that will be offered on an internally hosted basis. As the new product was not yet ready for its intended use at December 31, 2004, no amortization had been recorded. Amortization, to be recorded over a three-year estimated life, began on February 1, 2005 and totaled $394,000 for the nine months ended September 30, 2005.

(j)             Research and Development and Computer Software Costs

Software development costs for software products to be sold to customers are expensed as incurred until technological feasibility (as defined by Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed) has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company’s products has substantially coincided with the general release of such products, and no capitalizable costs have been incurred. All other research and development costs are expensed as incurred.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(k)          Accounting for Stock-Based Compensation

The Company has one stock-based employee compensation plan, which is described more fully in note 8. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. The following table illustrates the effect on net income (loss) as if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), to stock-based employee compensation.

	September 30		December 31
	2005	2004	2004	2003
	(Unaudited)			(Restated)
Net income (loss), as reported	$6,356	13,607	16,286	(1,138)
Add stock-based employee compensation expense included in reported net income (loss)	395	957	77	273
Deduct total stock-based employee compensation expense determined under fair value method for all awards	(170)	(1,383)	(1,583)	(110)
Pro forma net income (loss)	$6,581	13,181	14,780	(975)

For the purpose of pro forma disclosure, the fair value of each stock option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 2005, 2004, and 2003—no dividend yields, no volatility, risk-free interest rates of 3.93%, 3.51%, and 2.97%, respectively, and expected life of six years.

All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123, and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services. There were no grants to nonemployees during 2005, 2004, or 2003.

(l)   Income Taxes and Deferred Income Tax Assets and Liabilities

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company assesses the recoverability of deferred tax assets by considering whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on an evaluation of the Company’s 2005 and 2004 results and its expectations for profitable results for the foreseeable future, management determined as of December 31, 2004 that it is more likely than not that the previously reserved deferred tax assets would be realized during the periods in which temporary differences become deductible.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(m)      Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. Comprehensive income consists of net income, unrealized gains and losses on marketable securities and cumulative translation adjustment.

(n) Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the subsidiary’s local currency. The assets and liabilities of these subsidiaries are translated into U.S. dollars at year-end exchange rates. Income and expense accounts are translated using average exchange rates during the year. The resulting translation adjustments are recorded as accumulated comprehensive income within stockholders’ deficit. Transaction gains and losses are recognized in the statements of operations and have not been material to date.

(o)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(p)          Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise, or (b) liability instruments that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires an entity to recognize the grant date fair value of stock options and other equity-based compensations issued to employees in operations. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under SFAS No. 123, as originally issued.

The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS No. 123(R) is effective for nonpublic companies such as ours beginning January 1, 2006. Early adoption of this Statement for annual periods for which financial statements have not been issued is encouraged. The Company has not yet evaluated the impact of adoption of this pronouncement. However, pro forma disclosure as currently provided under SFAS 123 is included in note 2(k) of the notes to consolidated financial statements.

As part of its short-term international convergence project with IASB, in December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29, to address the accounting for nonmonetary exchanges of productive assets. SFAS No. 153 amends APB No. 29, Accounting for Nonmonetary Exchanges, which established a narrow

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

exception for nonmonetary exchanges of similar productive assets from fair value measurement. This Statement eliminates that exception and replaces it with an exception for exchanges that do not have commercial substance. An entity should apply the provisions of Statement No. 153 prospectively for nonmonetary asset exchange transactions in fiscal periods beginning after June 15, 2005. Adoption of this Statement is not expected to have a material impact on the Company’s financial position or results of operations.

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others: an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34 (FIN No. 45, or the Interpretation) requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees it has issued. The following is a summary of agreements that the Company has within the scope of FIN No. 45:

Officer and Director Indemnifications

As permitted under Delaware law, the Company has agreements whereby it indemnifies officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company has a director and officer insurance policy that limits the Company’s exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, management believes the estimated fair value of these indemnification agreements is minimal.

Other Standard Indemnifications

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

Software Product Warranties

The Company warrants that the Company’s software products will perform in all material respects in accordance with the Company’s standard published specifications in effect at the time of delivery of the licensed products to the customer for the life of the product. If necessary, the Company would provide for the estimated cost of product and service warranties based on specific warranty claims and claim history. However, the Company has

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

never incurred significant expense under the Company’s product or services warranties. As a result, the Company believes the estimated fair value on these agreements is minimal.

(q)          Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to the current year presentation.

(3)          Other Investments

During 2001, the Company entered into a multiyear arrangement with a third party whereby the Company developed real-time interfaces between the Company’s order management software and the third party’s electronic alternative trading system. In addition, the Company provides marketing activities, professional services and product maintenance and support. In exchange for such services, the Company received warrants to purchase 50,000, 37,500 and 37,500 shares of the third party’s common stock in April 2001, November 2001 and November 2002, respectively. The warrants, if exercised, would result in our holding less than 1% of the third party’s outstanding equity and we have no influence over the third party’s operations. In addition to the warrants, the third party is obligated to pay cash to the Company’s wholly owned subsidiary, Blackwatch, based on a percentage of commissions revenue generated each year by the third party from the Company’s customers.

The Company has recorded in other investments and deferred revenue the fair value of the warrants received, using the Black-Scholes fair value model. The warrants received in April 2001, November 2001 and November 2002 had a fair value at issuance of $190,000, $166,000 and $164,000, respectively. The Company is recognizing revenue related to the original value of such warrants over the term of the arrangement, resulting in revenue recognized of $62,000 and $134,000 during the nine-months ended September 30, 2005 and 2004, respectively, and $174,000 and $150,000 during the years ended December 31, 2004 and 2003, respectively. In addition, transaction-based revenue has been recognized for commissions generated by the third party from the Company’s customers of $763,000 and $1.3 million during the nine-months ended September 30, 2005 and 2004, respectively, and $1.9 million and $1.1 million during the years ended December 31, 2004 and 2003, respectively. The warrants received qualify as a derivative instrument and are accounted for as such.

During 2004, the Company recorded increased value of the warrants by $849,000 to a total value of $1.4 million, using the Black-Scholes fair value model, based on updated valuation information received from the third party. In January and February 2005, the Company exercised all 125,000 warrants, receiving common stock in the third party in exchange for total cash consideration of $735,000. Such common stock is carried at its cost basis as the third party’s common stock is not a marketable security under FAS 115 “Accounting for Certain Investments in Debt and Equity Securities’’.

In April 2005, the Company received proceeds of $3.4 million from the third party representing a voluntary redemption of 36,051 shares of the aforementioned common stock at a redemption price of $94.12 per share. In October 2005, the third party voluntarily purchased the Company’s remaining 88,949 shares, at a redemption price of $63.28 per share, resulting in total consideration of $5.6 million to the Company. The Company recognized gains of $2.8 million on these redemptions during the nine-months ended September 30, 2005 and $4.0 million during the quarter ended December 31, 2005 (unaudited).

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(4)   Fixed Assets

Fixed assets consist of the following (in thousands):

	Estimated
	useful life in	December 31
	years	2004	2003
			(Restated)
Software	3	2,070	1,647
Computer equipment	5	3,643	3,299
Office equipment	5	747	673
Trade show booths	5	74	74
Furniture and fixtures	7	2,596	2,152
Leasehold improvements	6.5	3,625	3,441
		12,755	11,286
Less accumulated depreciation and amortization		8,705	6,620
		4,050	4,666

Depreciation and amortization expense for fixed assets was $2.1 million and $2.1 million (restated), respectively for each of the years ended December 31, 2004 and 2003. As of December 31, 2004 and December 31, 2003, fixed assets under capital lease consisted of software, computer equipment, office equipment, and furniture and fixtures totaling $210,000 and $2.3 million, respectively. Accumulated amortization for assets under capital lease was $117,000 and $1.8 million at December 31, 2004 and 2003, respectively. There were no fixed assets under capital lease at September 30, 2005.

(5)   Accrued Expenses

Accrued expenses consist of the following (in thousands):

	September 30,	December 31
	2005	2004	2003
	(Unaudited)		(Restated)
Sales tax payable	$3,627	4,728	3,341
Accrued employee compensation	1,506	2,904	1,221
Income tax payable	882	208	52
Other	2,628	2,127	1,332
	$8,643	9,967	5,946

(6)   Line of Credit

In September 2001, the Company obtained a $3.0 million, one-year secured line of credit (the Credit Agreement). In October 2002, the Company renewed and increased the Credit Agreement to $5.0 million for a period of one year. In October 2003, the Company renewed the Credit Agreement for a period of two years. In October 2005, the Company renewed the Credit Agreement through February 2006. Borrowings outstanding under the Credit Agreement bear interest at the bank’s prime interest rate plus 2% and are due in February 2006. Under the Credit Agreement, the Company is allowed to have letters of credit issued up to an aggregate $3.0 million. The Credit Agreement contains certain financial covenants relating to the Company’s tangible net worth and cash and cash

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

equivalent levels. The Company was in compliance with such covenants at September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003. At September 30, 2005 (unaudited), December 31, 2004, and December 31, 2003, there were no outstanding borrowings under the Credit Agreement; however, the Company had letters of credit issued to secure capital and operating leases aggregating approximately $1.1 million.

(7)   Convertible Series A Preferred Stock, Convertible Class B Common Stock, Convertible Class C Common Stock and Class A Common Stock

(a)   Convertible Series A Preferred Stock

In August 2000, the Company entered into an agreement to issue and sell 581,565 shares of convertible Series A preferred stock (Series A preferred stock) at $55.11 per share. At this same time, an initial closing occurred, whereby the Company issued and sold 362,911 shares of Series A preferred stock, resulting in gross proceeds to the Company of $20.0 million. The investors who participated in this initial closing committed to participate in three subsequent closings whereby additional shares of Series A preferred stock would be purchased, subject to certain conditions being satisfied. In January of 2001, the first subsequent closing consisted of the issuance and sale of 73,490 shares of Series A preferred stock for gross proceeds of approximately $4.1 million. In July 2001 and November 2001, the second and third subsequent closings each consisted of the issuance and sale of 72,582 shares of Series A preferred stock for gross proceeds of approximately $4.0 million.

In connection with the issuance of the Series A preferred stock, the Company amended its Certificate of Incorporation resulting in the elimination of certain redemption features previously held by holders of redeemable convertible Class B and Class C common stock and certain put/call rights held by holders of Class A common stock defined as “Investors.”

The Series A preferred stock has the following characteristics:

Conversion Rights

At any time and from time to time, any holder of Series A preferred stock may convert all or any portion of the Series A preferred stock into Class A common stock. Currently, each share of Series A preferred stock is convertible into ten shares of Class A common stock. The conversion ratio is subject to certain anti-dilution rights. Series A preferred shareholders are entitled to certain conversion rights resulting from specific contingent events, as defined. The effect of these contingent events will change the conversion ratio of Series A preferred, resulting in a beneficial conversion to the shareholders of Series A preferred stock.

Upon the occurrence of an initial public offering, as defined in the Company’s Certificate of Incorporation, or the vote by the holders of 75% of the Series A preferred stock, the Series A preferred stock then outstanding shall automatically be converted into Class A common stock. If such initial public offering is less than $11.02, then the Series A preferred stock shall automatically convert into a number of shares of Class A common stock equal to the greater of (i) the number of shares each holder of Series A preferred stock would receive upon conversion at the conversion price then in effect or (ii) the number of shares required

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

to give each holder of Series A preferred stock an amount of Class A common stock valued at two times the price paid for the Series A preferred shares.

Dividend Rights

If the Company declares or pays any dividends upon the Class A common stock (whether payable in cash, securities, or other property) other than dividends payable solely in shares of Class A common stock, the Company shall declare and pay to the holders of Series A preferred stock an equivalent dividend on an as-if-converted basis.

On November 30, 2004, the Board of Directors declared a dividend of $3.30 per share on the Series A preferred stock. Dividends totaling $1.9 million were paid on December 30, 2004 to holders of record of Series A preferred stock on December 21, 2004.

Voting Rights

The holders of Series A preferred stock vote together with the holders of Class B and Class A common stock, as a single class, on any matter submitted to the Company’s stockholders for a vote. For purposes of voting, each share of Series A preferred stock shall be deemed to be equal to the number of shares of Class A common stock into which the respective share of Series A preferred stock would be convertible on the record date of the vote. Along with other significant voting and approval rights pursuant to the stockholders’ agreement, certain holders of Series A preferred stock have the right to designate three members of the Company’s nine-member Board of Directors and certain other holders of Series A preferred stock have the right to designate two members of the Company’s nine-member Board of Directors.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the Company, the holders of the Series A preferred stock are entitled to receive, prior to and in preference to the holders of Class A, Class B, and Class C common stock, an amount equal to the greater of: (i) two times the original issuance price of the Series A preferred stock ($55.11); or (ii) the amount that holders of Series A preferred stock would receive on an as-if-converted basis with the holders of Class A common stock as a single class in the distribution of assets of the Company with respect to the Class A common stock; provided that the amount distributable with respect to a share of Series A preferred stock shall be reduced by the amount of distributions (including dividends) previously made with respect to such share of Series A preferred stock. A consolidation, merger, or other business combination or a sale of all or substantially all of the assets of the Company as defined in the underlying agreement, is deemed to be a liquidation. See note 15 regarding the sale of the Company.

(b)   Convertible Class B Common Stock

In May 1999, the Company issued and sold 111,111 shares of redeemable convertible Class B common stock (Class B common stock) at $27 per share, resulting in gross proceeds of $3.0 million.

The Class B common stock has the following characteristics:

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

Conversion Rights

Class B common stock shareholders are entitled to certain conversion rights resulting from specific contingent events, as defined. The effect of these contingent events will change the conversion ratio of Class B common stock, resulting in a beneficial conversion to the shareholders of Class B common stock.

The Class B common stock will automatically convert into Class A common stock upon the closing of an initial public offering in which the aggregate net proceeds to the Company shall not be less than $30.0 million. Currently, each share of Class B common stock is convertible into ten shares of Class A common stock. The conversion ratio is subject to certain anti-dilution rights.

Dividend Rights

The holders of shares of Class B common stock shall receive dividends, when and if declared by the board of directors.

On November 30, 2004, the Board of Directors declared a dividend of $3.30 per share on the Class B common stock. Dividends totaling $367,000 were paid on December 30, 2004 to holders of record of Class B common stock on December 21, 2004.

Voting Rights

Holders of the Class B common stock generally vote together with the holders of Series A preferred stock and Class A common stock, as a single class, on any matter submitted to the stockholders for a vote. For purposes of voting, each share of Class B common stock shall be deemed to be equal to the number of shares of Class A common stock into which the respective share of Class B common stock would be convertible on the record date of the vote. Certain actions of the Company require the consent of the holders of at least seventy-five percent (75%) of the Class B common stock outstanding. Such actions include any issuance of any additional shares of Class B or Class C common stock or issuance of shares of a new class or Series of capital stock (i) ranking senior to or on a parity with the Class B or Class C common stock and (ii) ranking junior to the Series A preferred stock with regard to liquidation preference.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, after all equity distribution payments have been made to the holders of Series A preferred stock (as described above), the holders of the Class B common stock are entitled to receive, prior to and in preference to the holders of Class C and Class A common stock, an equity distribution in an amount equal to $27 per share, plus (i) an amount necessary to generate an internal rate of return thereon equal to 8% per annum, compounded quarterly, less (ii) the amount of distributions (including dividends) previously made with respect to the Class B common stock. A consolidation, merger, or other business combination or a sale of all or substantially all of the assets of the Company as defined in the underlying agreement, is deemed to be a liquidation. See note 15 regarding the sale of the Company.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(c)    Convertible Class C-1 and Class C-2 Common Stock

In January 2000 and February 2000, the Company issued 55,556 and 23,870 shares of redeemable convertible Class C-1 and Class C-2 common stock, respectively, resulting in gross proceeds of approximately $1.5 million and $645,000, respectively.

The redeemable convertible Class C-1 and Class C-2 common stock have the following characteristics:

Conversion Rights

Class C-1 and C-2 common stock (together, Class C common stock) common stock shareholders are entitled to certain conversion rights resulting from specific contingent events, as defined. The effect of these contingent events will change the conversion ratio of Class C common stock, resulting in a beneficial conversion to the shareholders of Class C common stock.

The redeemable convertible Class C common stock will automatically convert into Class A common stock upon the closing of an initial public offering in which aggregate net proceeds to the Company shall not be less than $30 million. Currently, each share of Class C common stock is convertible into ten shares of Class A common stock. The conversion ratio is subject to certain anti-dilution rights.

Dividends Rights

The holders of shares of Class C common stock shall receive dividends, when and if declared by the board of directors.

On November 30, 2004, the Board of Directors declared a dividend of $3.30 per share on the Class C common stock. Dividends totaling $262,000 were paid on December 30, 2004 to holders of record of Class C common stock on December 21, 2004.

Voting Rights

Holders of Class C common stock do not have voting rights and are generally only entitled to vote as a Class on any amendment which alters the power, preference or special rights of the convertible Class C-2 common stock in an adverse manner.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Company, after all equity distribution payments have been made to the holders of Series A preferred stock and Class B common stock (as described above), the holders of the Class C common stock are entitled to receive, ratably among the holders of convertible Class C-1 and Class C-2 common stock, prior to and in preference to the holders of Class A common stock, an equity distribution in an amount equal to $27 per share, plus (i) an amount necessary to generate an internal rate of return thereon equal to 8% per annum, compounded quarterly, less (ii) the amount of distributions (including dividends) previously made with respect to the Class B common stock. A consolidation, merger, or other business combination or a sale of all or substantially all of the assets of the Company, as defined in the underlying agreement, is deemed to be a liquidation. See note 15 regarding the sale of the Company.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(d)   Class A Common Stock

Each share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Class A common stockholders are entitled to receive dividends, if any, as may be declared by the board of directors.

At September 30, 2005, December 31, 2004, and December 31, 2003, the Company had 5,640,312, 5,723,640, and 5,234,286 shares, respectively, of its Class A common stock reserved for issuance upon conversion of the Class B common stock, Class C common stock and exercise of options and warrants.

The Company had a sufficient number of shares of the Class A common stock reserved for issuance upon conversion of the Series A preferred stock at September 30, 2005, December 31, 2004, and December 31, 2003.

On November 30, 2004, the Company’s Board of Directors declared a dividend of $0.33 per share on the Company’s Class A common stock. Dividends totaling $2.4 million were paid on December 30, 2004 to holders of record of the Company’s Class A common stock as of December 21, 2004.

(e)    Stock Restriction Agreements

At December 31, 2004 and December 31, 2003, the Company had 7,410,100 and 7,372,600 outstanding shares of Class A common stock, respectively. Of the total Class A common stock outstanding, the Company has an option to purchase up to 908,740 shares of Class A common stock, in the event of termination of employment of the holders of such shares, at the lower of $.0345 per share, the price paid by the stockholders, or the fair market value of the Class A common stock on the date of termination, with the repurchase price being dependent upon the reason for termination of employment, as defined. The remaining 6,501,360 and 6,463,860 shares of Class A common stock at December 31, 2004 and December 31, 2003, respectively, are subject to restrictions on transfer as set forth on an agreement between the Company and certain stockholders of the Company.

(f)    Treasury Stock

During 2002, the Company repurchased 50,000 shares of common stock which is held as treasury stock as of December 31, 2003. During 2005, the Company also purchased 3,812 shares of common stock, which is held as treasury stock at September 30, 2005. These treasury shares are available for future grant under the Company’s stock option plan.

(8)   1999 Stock Option and Purchase Plan

During 1999, the board of directors adopted and the stockholders approved the 1999 Stock Option and Purchase Plan (the Plan). The Plan, as amended, provides for the grant of incentive stock options (ISOs) as well as nonqualified stock options, restricted stock and unrestricted stock awards for up to 4,092,990 shares of Class A common stock. The board of directors administers the Plan and has sole discretion to grant options to purchase shares of the Company’s Class A common stock. The board of directors determines the term of each stock option, stock option price, number of shares for which each stock option is granted, whether restrictions will be imposed on the shares subject to stock

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

options and the rate at which each stock option is exercisable. The exercise price for stock options granted will be determined by the board of directors, except that for ISOs the exercise price shall not be less than the fair market value per share of the underlying Class A common stock on the date granted (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company). The term of the stock options shall be set forth in the applicable stock option agreement, except that in the case of ISOs the stock option term shall not exceed ten years (five years for ISOs granted to holders of more than 10% of the voting stock of the Company). Stock options generally vest over four years, with a quarter vesting on each anniversary date of the grant.

Transactions under the 1999 Plan for the years ended December 31, 2004 and 2003 are summarized as follows:

		Weighted
		average
	Shares	exercise price
Outstanding at December 31, 2002	3,608,536	$4.52
Granted	214,000	6.50
Exercised	(1,500)	4.25
Forfeited	(594,343)	5.34
Outstanding at December 31, 2003	3,226,693	4.51
Granted	1,334,150	5.84
Exercised	(37,500)	3.72
Forfeited	(807,296)	4.87
Outstanding at December 31, 2004	3,716,047	4.92
Stock options exercisable at December 31, 2004	3,221,702
Stock options available for future grant at December 31, 2004	287,743

The weighted average grant date fair values of stock options granted during the years ended December 31, 2004 and 2003 were $1.23, and $1.06, respectively.

The following table summarizes information about stock options outstanding and exercisable under the 1999 Plan at December 31, 2004:

	Weighted
	average
	Number of	remaining	Number of
	options	contractual	options
Exercise price	outstanding	life in years	exercisable
$2.70	639,940	4.7	629,690
3.80	1,159,100	6.1	1,002,130
4.40	120,000	6.7	86,000
6.00	362,007	7.1	329,507
6.50	1,435,000	8.7	1,174,375
	3,716,047		3,221,702

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

The terms of the Plan provided for the Company to repurchase shares at a price at other than fair value upon certain events, as defined in the agreement. Such terms necessitated variable accounting treatment pursuant to APB No. 25, EITF 00-23, Issues Related to the Accounting for Stock Compensation, and other related interpretations. During the year ended December 31, 2002, the Company recorded deferred stock-based employee compensation expense of $1.9 million, representing the difference between the exercise price of the related employee stock options and the fair value as of the end of the year. Compensation related to stock options that vest over time was recorded as a component of stockholders’ equity and is being amortized over the vesting period of the related stock options. In September 2002, the Company amended the Plan and outstanding options to remove the other than fair value repurchase feature from stock option grants, thereby ceasing variable accounting.

During 2005, the Company granted employee stock options to purchase 107,789 shares of Class A common stock at exercise prices below the estimated fair market value of the Class A common stock on the grant dates. Deferred stock-based employee compensation expense of approximately $595,000 was recorded as a component of stockholders’ equity in accordance with APB No. 25, representing the difference between the exercise price of the related employee stock options and the fair value as of the date of grant. Compensation expense related to these stock options that vest over time are being amortized over the vesting period of the related stock options.

During the the years ended December 31, 2004 and 2003, the Company recorded stock-based employee compensation expense relating to options of $77,000 and $273,000 respectively. The carrying value of this deferred compensation was $290,000 and $445,000 at December 31, 2004 and December 31, 2003, respectively.

(9)          Warrants

During the year ended December 31, 1999, in connection with obtaining financing for the Merrin acquisition, the Company granted a warrant to purchase 75,000 shares of the Company’s Class A common stock at an exercise price equal to $2.70 per share. This warrant was exercisable immediately and expires ten years from the grant date. The value ascribed by management (using the Black-Scholes fair value model) for this warrant, on the grant date, was approximately $139,000, which was allocated to the securities issued in connection with the financing.

During 2001, in connection with obtaining a line of credit (note 6), the Company granted a warrant to purchase 2,722 shares of the Company’s Series A preferred stock at an exercise price equal to $62.18 per share. This warrant is exercisable immediately and expires five years from the grant date. The value ascribed by management (using the Black-Scholes fair value model) for this warrant, on the grant date, was approximately $112,000 and was amortized to interest expense over the one year term of the line of credit.

Both of these warrants were outstanding as of September 30, 2005.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(10)   Income Taxes

Income (loss) from operations:

	December 31
	2004	2003
		(Restated)
Income (loss) before income taxes (in thousands):
U.S.	$6,137	(1,282)
Foreign	249	197
Total income (loss) before income taxes	$6,386	(1,085)

The income tax expenses (benefit) consisted of the following for the years ended (in thousands):

	December 31, 2004
	Current	Deferred	Total
Federal	$202	(7,508)	(7,306)
State	161	(2,839)	(2,678)
Foreign	87	(3)	84
Total	$450	(10,350)	(9,900)

	December 31, 2003
	Current	Deferred	Total
	(Restated)
Federal	$—	—	—
State	—	—	—
Foreign	53	—	53
Total	$53	—	53

A reconciliation of income tax expense (benefit) attributable to continuing operations to the amount calculated at the federal statutory rate of 34% is as follows for the years ended (in thousands):

	December 31
	2004	2003
		(Restated)
Income tax expense (benefit) at statutory tax rate	$2,171	(369)
Increase (decrease) resulting from:
State income taxes, net of federal tax benefits	(1,768)	—
Nondeductible expenses	68	65
Foreign tax rate differentials	(16)	(14)
Change in valuation allowance	(10,246)	764
Other	(109)	(393)
Income tax (benefit) expense	$(9,900)	53

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

In determining the provision for income taxes for the periods ended September 30, 2005 and 2004, the Company uses an estimated annual effective tax rate which is based on its expected annual income and statutory tax rates in the various jurisdictions in which it operates. The primary differences between income tax expense at the statutory federal tax rate and the Company’s income tax expense for the nine months ended September 30, 2005 and 2004, are due to nondeductible expenses, state taxes, and foreign tax rate differentials.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below for the years ended (in thousands):

	December 31
	2004	2003
		(Restated)
Deferred tax assets:
Net operating loss carryforwards	$4,001	8,034
Tax credits	2,055	1,642
Goodwill	1,312	1,779
Fixed assets	411	—
Allowance for doubtful accounts	41	100
Stock-based compensation	33	29
Accruals and reserves	2,842	1,324
Gross deferred tax assets	10,695	12,908
Valuation allowance	—	(12,804)
Gross deferred tax assets after valuation allowance	10,695	104
Deferred tax liabilities:
Fixed assets	—	(104)
Other investments	(345)	—
Net deferred tax assets	$10,350	—

As of December 31, 2004, the Company had federal and state net operating loss carryforwards of approximately $10.0 million and $7.9 million, respectively. The federal and state net operating loss carryforwards will begin expiring in 2020 and 2005, respectively. The Company also had available research and development credit carryforwards to offset future federal and state taxes of approximately $1.3 million and $0.7 million, respectively. These federal and state tax credits will begin expiring in 2019 and 2014, respectively.

At September 30, 2005, the Company has a net deferred tax asset, which is primarily made up of tax credit carryforwards, fixed assets, and accruals and reserves. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of taxable income for the period ended September 30, 2005, and the projected net income for future periods, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

The utilization of net operating loss and tax credit carryforwards may be limited in the future if the Company experiences an ownership change as defined by Internal Revenue Code Section 382. An ownership change occurs when the ownership percentage of 5% or greater stockholders changes by more than 50% over a three-year period. See Note 15.

As of September 30, 2005, the Company has not provided for U.S. deferred income taxes on the undistributed earnings of approximately $0.7 million of its non-U.S. subsidiaries since these earnings are intended to be reinvested indefinitely. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

(11)   Commitments and Contingencies

(a)         Operating Leases

The Company leases office space under noncancelable operating leases. In addition, the Company subleases certain of its office space under a noncancelable operating lease, which expires in June 2006. The minimum aggregate future obligations under noncancelable leases, net of sublease income as of December 31, 2004, are as follows (in thousands):

Operating leases
Year ending December 31:
2005	$2,263
2006	2,158
2007	2,071
2008	2,071
2009 and thereafter	4,977
Total	13,540
Less sublease income	498
Total net obligation	$13,042

In January 2002, the Company subleased abandoned leased office space to a third party under a noncancelable operating lease, which expires in June 2006. The sublease arrangement provides sublease income to the Company in the amount of approximately $1,522,000 over the life of the entire agreement. The Company received rental income in connection with this sublease of $341,000 and $375,000, respectively, for the years ended December 31, 2004 and 2003.

Total rent expense was approximately $2.1 million and $2.0 million (net of sublease income) for the years ended December 31, 2004 and 2003, respectively.

(b)          Royalties and Maintenance Agreements

The Company has royalty and maintenance contracts requiring future commitments based on a percentage of revenues or number of users, as defined. Costs incurred under these contracts were approximately $7,000 and $25,000 for the years ended December 31, 2004 and 2003, respectively.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

(c)           Contingencies

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(12)   Related Parties

Certain directors and officers of the Company are minority owners in entities that transacted in commissions and transaction revenues. The Company is compensated in exchange for providing soft dollar administrative services and transaction revenue based on the dollar volume of trades executed by the Company’s customers from these related parties. Commissions and transaction revenues under these arrangements were $86,000 and $76,000 for the years ended December 31, 2004 and 2003, respectively. The Company has receivables under these arrangements of $16,000 and $12,000 at December 31, 2004 and December 31, 2003, respectively.

(13)   Employee Benefit Plan

The Company has a defined contribution retirement plan (the Retirement Plan) which qualifies under Section 401(k) of the Internal Revenue Code. Participants are eligible to participate in the plan upon reaching the age of 21 or older and on the date of beginning employment with the Company. Each eligible employee may elect to contribute to the Retirement Plan, through payroll deductions, from 1% to 60% of their compensation, subject to certain limitations. The Company makes contributions to the Retirement Plan equal to 100% of the first 3% and 50% of the next 3% of eligible employee contributions. Employer contributions are vested at 25% per year beginning with the second year of credited service. The Company’s contribution to the retirement plan was $591,000 and $612,000 for the years ended December 31, 2004 and 2003, respectively.

(14)   Restatement of Financial Statements

During 2004, the Company determined that the consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, and changes in stockholders’ deficit for the years then ended required revision. These revisions primarily reflect the correction of the amount of (a) sales tax obligations, (b) depreciation expense recognized, and (c) revenue recognized through December 31, 2002.

(a)         Sales Tax Obligations

The Company performed a detailed review and evaluation of the Company’s sales and use tax compliance status and related liabilities. Based on the findings from this review, it was determined that:

•        MacGregor had nexus in additional states beyond those previously identified because the Company provides certain equipment to its communication network customers through its third-party vendor relationships.

•        The Company had compliance issues in certain states where MacGregor had previously been determined to have nexus and was collecting and remitting sales and use tax.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

Sales and use tax expense and the associated accrual were increased as follows (in thousands):

	General and administrative expense	Ending accrual
December 31, 2002	$1,966	1,966
December 31, 2003	1,092	3,058

These amounts represent the Company’s best estimate of its liability. The actual amount paid may vary depending on the nature of the ultimate settlements with the various states as a result of the Company’s ongoing discussions with the state authorities.

(b)          Depreciation Expense

MacGregor restated fixed assets as of December 31, 2003 and December 31, 2002 to properly depreciate the Company’s fixed assets. These adjustments were necessitated given the Company (i) was unable to implement and maintain a fixed asset subledger and (ii) incorrectly depreciated some fixed assets, held under certain capital leases, over their useful life (five to seven years) instead of over their lease term (two to three years).

The effect of these adjustments on depreciation expense and the fixed asset balance at the end of the respective year resulted in an increase (decrease) to the respective accounts as follows (in thousands):

	Depreciation expense	Fixed assets
December 31, 2002	$488	(488)
December 31, 2003	246	(734)

(c)           Revenue Recognized

MacGregor decreased software license revenue for the period prior to January 1, 2003 given a review associated with the completeness of the Company’s deferred revenue balances. This review indicated that the Company’s deferred revenue reconciliation at December 31, 2002 was incomplete in relation to accounting for services that are billed to customers in advance of the service being provided, thereby necessitating a restatement to the Company’s deferred revenue accounts in 2002 and prior to properly reflect billings not yet recognizable to income during those years.

In total, the cumulative effect of all deferred revenue restatements through the year ended December 31, 2002 was an increase to deferred revenue of $332. Software licenses and network revenue for the year ended December 31, 2002 decreased by $332. The accumulated deficit at January 1, 2003 as presented herein was increased for this adjustment.

The $2.8 million cumulative effect of all restatement adjustments described above resulted in an increase of accumulated deficit from $27,706 to $30,492 and an increase in stockholders’ deficit from $23,923 to $26,709 as of January 1, 2003, the beginning of the earliest period presented in the consolidated financial statements.

THE MACGREGOR GROUP, INC.
Notes to Consolidated Financial Statements (Continued)

Information pertaining to the Nine Months Ended September 30, 2005 and 2004 is Unaudited.

The following is a summary of the impact of the restatement on (1) the consolidated balance sheet at December 31, 2003 and (2) the consolidated statements of operations for the year then ended:

	As reported	Adjustment	As restated
Consolidated balance sheet:
Fixed assets, net	$5,400	(734)	4,666
Total assets	22,700	(734)	21,966
Accrued expenses	2,888	3,058	5,946
Deferred revenue	3,115	332	3,447
Total current liabilities	8,959	3,389	12,348
Total liabilities	9,435	3,389	12,824
Accumulated deficit	(27,507)	(4,123)	(31,630)
Total stockholders’ equity	(23,434)	(4,123)	(27,557)
Total liabilities, convertible Series A preferred stock, convertible common stock, and stockholders’ deficit	22,700	(734)	21,966
Consolidated statement of income:
Costs of revenue:
Software licenses and network	18,745	142	18,887
Transaction based	961	2	963
Professional services	4,229	26	4,255
Total	23,935	170	24,105
Gross profit	17,693	(170)	17,523
Research and development	5,774	76	5,850
General and administrative	5,425	1,092	6,517
Net income (loss)	200	(1,338)	(1,138)

(15)   Subsequent Events

In July 2005, Investment Technology Group, Inc., a provider of technology-based equity trading services and transaction research, entered into an agreement to acquire the Company for approximately $230 million. The transaction closed on January 3, 2006.

On October 1, 2005, the Sales and Use Tax Agreement (“the Agreement”) of the Streamlined Sales Tax Governing Board, Inc. became effective. The Agreement was a program adopted by various states to provide amnesty to sellers for sales tax obligations if the sellers register for the program and meet certain conditions. In connection with its tax obligations discussed in Note 14, the Company applied for the program and was accepted on December 19, 2005. With the acceptance into the program, the Company is anticipating a reduction in its sales tax obligation of approximately $900,000 as of December 31, 2005.